Exhibit 99.1
For Immediate Release
First Interstate BancSystem, Inc. Reports Third Quarter Earnings
Billings, MT - October 24, 2024 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) (the “Company”) today reported financial results for the third quarter of 2024. For the quarter, the Company reported net income of $55.5 million, or $0.54 per share, which compares to net income of $60.0 million, or $0.58 per share, for the second quarter of 2024 and net income of $72.7 million, or $0.70 per share, for the third quarter of 2023.
HIGHLIGHTS
•Appointed James A. Reuter as the Company’s President and Chief Executive Officer, effective end of day November 1, 2024.
•Net interest margin increased to 3.01% for the third quarter of 2024, a 4-basis point increase from the second quarter of 2024. Net interest margin, on a fully taxable equivalent (“FTE”) basis1, increased to 3.04% for the third quarter of 2024, or a 4-basis point increase from the second quarter of 2024.
•Criticized loans decreased $14.7 million at September 30, 2024, compared to $618.0 million at June 30, 2024, driven mostly by charge-offs. Net Charge-offs of $27.4 million or 0.60 basis points of average loans included a commercial real estate loan and a construction real estate loan in the metro office portfolio totaling $22.1 million. Net charge-offs within the remaining portfolio totaled $5.3 million or 0.12% of average loans.
•Total deposits decreased by $6.6 million at September 30, 2024 from June 30, 2024, driven by a large temporary deposit included on the balance sheet at June 30, 2024 that was withdrawn early in the third quarter; excluding the large temporary deposit, deposits increased approximately 1% at September 30, 2024 from June 30, 2024.
•Non-interest expense increased $2.5 million for the third quarter of 2024, compared to the second quarter of 2024 and decreased $1.7 million compared to the third quarter of 2023. Non-interest expense included $3.8 million related to the transition of the Company’s President and Chief Executive Officer; excluding CEO transition expenses, non-interest expense decreased $1.3 million for the third quarter of 2024, compared to the second quarter of 2024 and decreased $5.5 million compared to the third quarter of 2023.
•Capital ratios continued to improve during the third quarter of 2024, with common equity tier 1 capital ratio increasing 0.30% to 11.83%, compared to the second quarter of 2024.
“We were pleased to see continued improvement in our core operating metrics in the quarter. Net Interest Margin and Net Interest Income improved for the second consecutive quarter, and Net Interest Margin exceeded 3%, excluding purchase accounting, in the month of September. The Company continued to exert expense discipline, and fee businesses performed generally in-line with expectations. While there was charge-off activity this quarter within the metro-office portfolio, we believe notable losses in that portfolio are now behind us. Looking into 2025, the Company is well positioned to experience continued profitability expansion,” said Kevin P. Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc.
DIVIDEND DECLARATION
On October 23, 2024, the Company’s board of directors declared a dividend of $0.47 per common share, payable on November 14, 2024, to common stockholders of record as of November 4, 2024. The dividend equates to a 6.3% annualized yield based on the $29.85 per share average closing price of the Company’s common stock as reported on NASDAQ during the third quarter of 2024.
1 Represents a Non-GAAP Financial Measure. See Non-GAAP Financial Measures included below for a reconciliation to this measure’s most directly comparable GAAP financial measure.

NET INTEREST INCOME
Net interest income increased $3.8 million, or 1.9%, to $205.5 million, during the third quarter of 2024, compared to net interest income of $201.7 million during the second quarter of 2024, primarily due to an increase in interest and fees on loans and a decrease in interest expense resulting from a decrease in average debt balances. The decrease in interest expense was partially offset by higher costs of interest-bearing deposits during the third quarter of 2024. Net interest income decreased $8.2 million, or 3.8%, during the third quarter of 2024 compared to the third quarter of 2023, primarily due to an increase in interest expense resulting from higher costs of interest-bearing deposits, partially offset by an increase in interest and fees on loans in the third quarter of 2024.
•Interest accretion attributable to the fair valuation of acquired loans from acquisitions contributed to net interest income during the third quarter of 2024, the second quarter of 2024, and the third quarter of 2023, in the amounts of $4.4 million, $5.1 million, and $5.2 million, respectively.
The net interest margin ratio was 3.01% for the third quarter of 2024, compared to 2.97% during the second quarter of 2024, and 3.05% during the third quarter of 2023. The net FTE interest margin ratio2 was 3.04% for the third quarter of 2024, compared to 3.00% during the second quarter of 2024, and 3.07% during the third quarter of 2023. Excluding interest accretion from the fair value of acquired loans, on a quarter-over-quarter basis, the adjusted net interest margin ratio (FTE)2, was 2.97%, an increase of 5 basis points from the prior quarter, primarily driven by loan yield expansion and lower interest expense resulting from decreased borrowings. Excluding interest accretion from the fair value of acquired loans, on a year-over-year basis, the adjusted net interest margin ratio (FTE) decreased 3 basis points, primarily as a result of higher interest-bearing deposit costs, which was partially offset by loan yield expansion and a modestly favorable change in the mix of earning assets.
PROVISION FOR CREDIT LOSSES
During the third quarter of 2024, the Company recorded a provision for credit losses of $19.8 million. This compares to a provision for credit losses of $9.0 million during the second quarter of 2024 and a reduction in the provision for credit losses of $0.1 million during the third quarter of 2023.
For the third quarter of 2024, the allowance for credit losses included net charge-offs of $27.4 million, or an annualized 0.60% of average loans outstanding, compared to net charge-offs of $13.5 million, or an annualized 0.30% of average loans outstanding, for the second quarter of 2024 and net charge-offs of $1.1 million, or an annualized 0.02% of average loans outstanding, for the third quarter of 2023. Net loan charge-offs in the third quarter of 2024 were composed of charge-offs of $29.1 million, including a $15.9 million metro office commercial real estate loan and a $6.2 million metro office construction real estate loan, which were offset by recoveries of $1.7 million during the third quarter of 2024. As noted, metro office charge-offs were $22.1 million. Net charge-offs within the remaining portfolio totaled 0.12% of average loans in the third quarter of 2024.
The Company’s allowance for credit losses as a percentage of period-end loans held for investment was 1.25% at September 30, 2024, compared to 1.28% at June 30, 2024 and 1.24% at September 30, 2023. Coverage of non-performing loans decreased to 129.2% at September 30, 2024, compared to 138.4% at June 30, 2024 and 268.0% at September 30, 2023.
NON-INTEREST INCOME

For the Quarter Ended	Sep 30, 2024	Jun 30, 2024	$ Change	% Change	Sep 30, 2023	$ Change	% Change
(Dollars in millions)
Payment services revenues	$18.7	$18.6	$0.1	0.5%	$19.2	$(0.5)	(2.6)%
Mortgage banking revenues	1.7	1.7	—	—	2.0	(0.3)	(15.0)
Wealth management revenues	9.6	9.4	0.2	2.1	8.7	0.9	10.3
Service charges on deposit accounts	6.6	6.4	0.2	3.1	6.0	0.6	10.0
Other service charges, commissions, and fees	2.2	2.1	0.1	4.8	2.2	—	—
Other income	7.6	4.4	3.2	72.7	3.9	3.7	94.9
Total non-interest income	$46.4	$42.6	$3.8	8.9%	$42.0	$4.4	10.5%
Non-interest income was $46.4 million for the third quarter of 2024, increasing $3.8 million compared to the second quarter of 2024 and increasing $4.4 million compared to the third quarter of 2023. The increases were primarily due to a recorded gain-on-sale of $2.6 million related to the sale of a branch during the third quarter of 2024.
2 Represents a Non-GAAP Financial Measure. See Non-GAAP Financial Measures included below for a reconciliation to this measure’s most directly comparable GAAP financial measure.

NON-INTEREST EXPENSE

For the Quarter Ended	Sep 30, 2024	Jun 30, 2024	$ Change	% Change	Sep 30, 2023	$ Change	% Change
(Dollars in millions)
Salaries and wages	$70.9	$66.3	$4.6	6.9%	$65.4	$5.5	8.4%
Employee benefits	19.7	16.9	2.8	16.6	19.7	—	—
Occupancy and equipment	17.0	16.9	0.1	0.6	17.0	—	—
Other intangible amortization	3.6	3.7	(0.1)	(2.7)	3.9	(0.3)	(7.7)
Other expenses	48.2	51.1	(2.9)	(5.7)	54.6	(6.4)	(11.7)
Other real estate owned expense	—	2.0	(2.0)	(100.0)	0.5	(0.5)	(100.0)
Total non-interest expense	$159.4	$156.9	$2.5	1.6%	$161.1	$(1.7)	(1.1)%
The Company’s non-interest expense was $159.4 million for the third quarter of 2024, an increase of $2.5 million from the second quarter of 2024 and a decrease of $1.7 million from the third quarter of 2023. Expenses for the third quarter included $3.8 million related to the CEO transition.
Salary and wages expense increased $4.6 million and $5.5 million during the third quarter of 2024 compared to the second quarter of 2024 and the third quarter of 2023, respectively. The increase when compared to the second quarter of 2024 was primarily due to the accrual of $3.8 million related to the CEO transition and the increase when compared to the third quarter of 2023 was primarily due to the accrual of $3.8 million related to the CEO transition, lower deferred loan costs, and higher short-term incentive accruals, partially offset by lower severance costs and lower salaries and wages from expense reduction initiatives undertaken by the Company in 2023.
Employee benefit expenses increased $2.8 million during the third quarter of 2024 compared to the second quarter of 2024, primarily due to an increase of $2.4 million in health insurance costs. Employee benefit expenses were unchanged compared to the third quarter of 2023.
Other expenses decreased $2.9 million during the third quarter of 2024 compared to the second quarter of 2024, primarily due to lower FDIC assessment fees and professional fees. Other expenses decreased $6.4 million during the third quarter of 2024 compared to the third quarter of 2023, primarily resulting from decreases in credit card reward accruals, professional fees, write-off of software costs, and reclassifications of new market tax credit amortization expenses, which moved to income tax expenses, as a result of the adoption of ASU 2023-02.
Other real estate owned expenses decreased $2.0 million during the third quarter of 2024 compared to the second quarter of 2024 and decreased $0.5 million compared to the third quarter of 2023. The quarter-over-quarter decrease was primarily due to the write down of two commercial properties in the second quarter of 2024.
BALANCE SHEET
Total assets decreased $694.0 million, or 2.3%, to $29,595.5 million as of September 30, 2024, from $30,289.5 million as of June 30, 2024, primarily due to decreases in loans, cash and cash equivalents, investment securities, and other assets. Total assets decreased $945.3 million, or 3.1%, from $30,540.8 million as of September 30, 2023, primarily due to decreases in investment securities, loans, and other assets which supported declines in deposits and securities sold under repurchase agreements, which was partially offset by an increase in cash and cash equivalents.
Investment securities decreased $126.0 million, or 1.5%, to $8,275.6 million as of September 30, 2024, from $8,401.6 million as of June 30, 2024, primarily resulting from normal pay-downs and maturities, partially offset by a $158.5 million increase in fair market values of investment securities during the period. Investment securities decreased $611.6 million, or 6.9%, from $8,887.2 million as of September 30, 2023, primarily resulting from normal pay-downs and maturities, partially offset by a $330.8 million increase in fair market values during the period.

The following table presents the composition and comparison of loans held for investment as of the quarters-ended:

	Sep 30, 2024	Jun 30, 2024	$ Change	% Change	Sep 30, 2023	$ Change	% Change
Real Estate:
Commercial	$9,219.3	$9,054.5	$164.8	1.8%	$8,766.2	$453.1	5.2%
Construction	1,307.9	1,519.9	(212.0)	(13.9)	1,930.3	(622.4)	(32.2)
Residential	2,217.8	2,246.4	(28.6)	(1.3)	2,212.2	5.6	0.3
Agricultural	726.4	723.5	2.9	0.4	731.5	(5.1)	(0.7)
Total real estate	13,471.4	13,544.3	(72.9)	(0.5)	13,640.2	(168.8)	(1.2)
Consumer:
Indirect	742.2	733.7	8.5	1.2	751.7	(9.5)	(1.3)
Direct and advance lines	136.9	139.0	(2.1)	(1.5)	142.3	(5.4)	(3.8)
Credit card	76.4	76.1	0.3	0.4	71.6	4.8	6.7
Total consumer	955.5	948.8	6.7	0.7	965.6	(10.1)	(1.0)
Commercial	2,919.7	3,052.9	(133.2)	(4.4)	2,925.1	(5.4)	(0.2)
Agricultural	689.8	698.2	(8.4)	(1.2)	690.5	(0.7)	(0.1)
Other, including overdrafts	2.5	3.1	(0.6)	(19.4)	5.0	(2.5)	(50.0)
Deferred loan fees and costs	(11.8)	(12.3)	0.5	(4.1)	(13.1)	1.3	(9.9)
Loans held for investment, net of deferred loan fees and costs	$18,027.1	$18,235.0	$(207.9)	(1.1)%	$18,213.3	$(186.2)	(1.0)%
Declines in the construction real estate loans are primarily a result of the conversion of loans to permanent commercial real estate financing. Commercial loans declined due to both declines in draws of operating line and payoffs.
The ratio of loans held for investment to deposits was 78.8%, as of September 30, 2024, compared to 79.7% as of June 30, 2024 and 76.9% as of September 30, 2023.
Total deposits decreased modestly by $6.6 million to $22,864.1 million as of September 30, 2024, from $22,870.7 million as of June 30, 2024, with decreases in non-interest bearing deposits, which were partially offset by increases in all interest-bearing categories. The decrease in total deposits was largely influenced by a large temporary deposit included on the balance sheet at June 30, 2024 which was withdrawn early in the third quarter. Total deposits decreased $815.4 million, or 3.4%, from $23,679.5 million as of September 30, 2023, with decreases in all types of deposits except for demand and savings deposits.
Securities sold under repurchase agreements decreased $184.6 million, or 24.9%, to $557.2 million as of September 30, 2024, from $741.8 million as of June 30, 2024, and decreased $332.3 million, or 37.4%, from $889.5 million as of September 30, 2023, resulting from normal fluctuations in the liquidity needs of the Company’s clients.
Long-term debt decreased $246.1 million, or 64.2%, to $137.3 million as of September 30, 2024, from $383.4 million as of June 30, 2024, resulting from the recategorization of $250.0 million of 18-month Federal Home Loan Bank borrowings with remaining maturities of less than one year to other borrowed funds during the third quarter of 2024. Long-term debt was relatively stable when compared to September 30, 2023, which increased $16.5 million as of September 30, 2024 compared to September 30, 2023,
Debt we categorize as other borrowed funds is comprised of variable-rate, overnight and fixed-rate borrowings with remaining contractual tenors of up to one year through the Federal Home Loan Bank and Bank Term Funding Program. Other borrowed funds decreased $350.0 million, or 14.4%, to $2,080.0 million as of September 30, 2024, from $2,430.0 million as of June 30, 2024 The decrease was funded by debt repayments supported by lower cash balances held at quarter end, lower recorded investment securities, and lower recorded loans, which was offset by the $250.0 million advance that moved from long-term debt. Other borrowed funds increased $13.0 million from September 30, 2023.
The Company is considered to be “well-capitalized” as of September 30, 2024, having exceeded all regulatory capital adequacy requirements. During the third quarter of 2024, the Company paid regular common stock dividends of approximately $49.1 million, or $0.47 per share.

CREDIT QUALITY
As of September 30, 2024, non-performing assets increased $4.0 million, or 2.3%, to $178.9 million, compared to $174.9 million as of June 30, 2024, primarily due to an increase in non-accrual loans partially offset by the disposal of OREO properties.
Criticized loans decreased $14.7 million, or 2.4%, to $603.3 million as of September 30, 2024, from $618.0 million as of June 30, 2024, driven primarily as a result of $22.1 million of charge-offs related to a commercial real estate loan and a construction real estate loan in the metro office portfolio. The decrease was partially offset by downgrades in the commercial, agricultural real estate, and commercial real estate portfolios.
NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with accounting principles generally accepted in the United States of America, or GAAP, this press release contains the following non-GAAP financial measures that management uses to evaluate our performance relative to our capital adequacy standards: (i) tangible common stockholders’ equity; (ii) tangible assets; (iii) tangible book value per common share; (iv) tangible common stockholders’ equity to tangible assets; (v) average tangible common stockholders’ equity; (vi) return on average tangible common stockholders’ equity; (vii) net FTE interest income; (viii) net FTE interest margin ratio; (ix) adjusted net FTE interest income; and (x) adjusted net FTE interest margin ratio. Tangible common stockholders’ equity is calculated as total common stockholders’ equity less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible assets are calculated as total assets less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible book value per common share is calculated as tangible common stockholders’ equity divided by common shares outstanding. Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Average tangible common stockholders’ equity is calculated as average total stockholders’ equity less average goodwill and other intangible assets (excluding mortgage servicing rights). Return on average tangible common stockholders’ equity is calculated as annualized net income available to common shareholders divided by average tangible common stockholders’ equity. Net FTE interest income is calculated as net interest income, adjusted to include its FTE interest income. Net FTE interest margin ratio is calculated as net FTE interest income divided by average interest-earning assets. Adjusted net FTE interest income is calculated as net FTE interest income less purchase accounting interest accretion on acquired loans. Adjusted net FTE interest margin ratio is calculated as annualized adjusted net FTE interest income divided by average interest earning assets. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. They also should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.
The Company adjusts the most directly comparable capital adequacy GAAP financial measures to the non-GAAP financial measures described in subclauses (i) through (vi) above to exclude goodwill and other intangible assets (except mortgage servicing rights), adjusts its GAAP net interest income to include fully taxable equivalent adjustments and further adjusts its net interest income on a fully taxable equivalent basis to exclude purchase accounting interest accretion. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators and to present on a consistent basis our and our acquired companies’ organic continuing operations without regard to acquisition costs and other adjustments that we consider to be unpredictable and dependent on a significant number of factors that are outside our control, are useful to investors in evaluating the Company’s performance because, as a general matter, they either do not represent an actual cash expense and are inconsistent in amount and frequency depending upon the timing and size of our acquisitions (including the size, complexity and/or volume of past acquisitions, which may drive the magnitude of acquisition related costs, but may not be indicative of the size, complexity and/or volume of future acquisitions or related costs), or they cannot be anticipated or estimated in a particular period (in particular as it relates to unexpected recovery amounts). This impacts the ratios that are important to analysts and allows investors to compare certain aspects of the Company’s capitalization to other companies.
See the Non-GAAP Financial Measures table included herein and the textual discussion for a reconciliation of the above-described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trends,” “objectives,” “continues” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that change over time and could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. Furthermore, the following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this press release:
•new or changes in existing, governmental regulations;
•negative developments in the banking industry and increased regulatory scrutiny;
•tax legislative initiatives or assessments;
•more stringent capital requirements, to the extent they may become applicable to us;
•changes in accounting standards;
•any failure to comply with applicable laws and regulations, including, but not limited to, the Community Reinvestment Act and fair lending laws, the USA PATRIOT ACT of 2001, the Office of Foreign Asset Control guidelines and requirements, the Bank Secrecy Act, and the related Financial Crimes Enforcement Network and Federal Financial Institutions Examination Council Guidelines and regulations;
•federal deposit insurance increases;
•lending risks and risks associated with loan sector concentrations;
•a decline in economic conditions that could reduce demand for our products and services and negatively impact the credit quality of loans;
•loan credit losses exceeding estimates;
•exposure to losses in collateralized loan obligation securities;
•changes to United States trade policies, including the imposition of tariffs and retaliatory tariffs;
•the soundness of other financial institutions;
•the ability to meet cash flow needs and availability of financing sources for working capital and other needs;
•a loss of deposits or a change in product mix that increases the Company’s funding costs;
•inability to access funding or to monetize liquid assets;
•changes in interest rates;
•interest rate effect on the value of our investment securities;
•cybersecurity risks, including “denial-of-service attacks,” “hacking,” and “identity theft” that could result in the disclosure of confidential information;
•privacy, information security, and data protection laws, rules, and regulations that affect or limit how we collect and use personal information;
•the potential impairment of our goodwill and other intangible assets;
•our reliance on other companies that provide key components of our business infrastructure;
•events that may tarnish our reputation;
•main stream and social media contagion;
•the loss of the services of key members of our management team and directors;
•our ability to attract and retain qualified employees to operate our business;
•costs associated with repossessed properties, including environmental remediation;
•the effectiveness of our systems of internal operating and accounting controls;
•our ability to implement technology-facilitated products and services or be successful in marketing these products and services to our clients;
•difficulties we may face in combining the operations of acquired entities or assets with our own operations or assessing the effectiveness of businesses in which we make strategic investments or with which we enter into strategic contractual relationships;
•competition from new or existing financial institutions and non-banks;
•investing in technology;
•incurrence of significant costs related to mergers and related integration activities;
•the volatility in the price and trading volume of our common stock;
•“anti-takeover” provisions in our certificate of incorporation and regulations, which may make it more difficult for a third party to acquire control of us even in circumstances that could be deemed beneficial to stockholders;
•changes in our dividend policy or our ability to pay dividends;
•our common stock not being an insured deposit;
•the potential dilutive effect of future equity issuances;
•the subordination of our common stock to our existing and future indebtedness;

•the impact of the combined deficiencies resulting in a material weakness in our internal control over financial reporting;
•the effect of global conditions, earthquakes, volcanoes, tsunamis, floods, fires, drought, and other natural catastrophic events; and
•the impact of climate change and environmental sustainability matters.
These factors are not necessarily all the factors that could cause our actual results, performance, or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and included and described in more detail in our periodic reports filed with the Securities and Exchange Commission, or SEC, under the Securities Exchange Act of 1934, as amended, under the caption “Risk Factors.” Interested parties are urged to read in their entirety such risk factors prior to making any investment decision with respect to the Company. Forward-looking statements speak only as of the date they are made, and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
Third Quarter 2024 Conference Call for Investors
First Interstate BancSystem, Inc. will host a conference call to discuss the results for the third quarter of 2024 at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time) on Friday, October 25, 2024. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-800-343-4136; the access code is FIBANC. To participate via the Internet, visit www.FIBK.com. The call will be recorded and made available for replay on October 25, 2024, after 1:00 p.m. Eastern Time (11:00 a.m. Mountain Time), through November 24, 2024, prior to 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time), by dialing 1-800-283-4642; the access code is 24978. The call will also be archived on our website, www.FIBK.com, for one year.
About First Interstate BancSystem, Inc.
First Interstate BancSystem, Inc. is a financial and bank holding company focused on community banking. Incorporated in 1971 and headquartered in Billings, Montana, the Company operates banking offices, including detached drive-up facilities, in communities across Arizona, Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, Oregon, South Dakota, Washington, and Wyoming, in addition to offering online and mobile banking services. Through our bank subsidiary, First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and others throughout the Company’s market areas.

Contact:	David Della Camera, CFA	NASDAQ: FIBK
	Deputy Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5363 investor.relations@fib.com	www.FIBK.com (FIBK-ER)

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In millions, except % and per share data)	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	3Q24 vs 2Q24	3Q24 vs 3Q23
Net interest income	$205.5	$201.7	$200.1	$207.8	$213.7	1.9%	(3.8)%
Net interest income on a fully-taxable equivalent ("FTE") basis	207.1	203.4	201.8	209.5	215.4	1.8	(3.9)
Provision for (reduction in) credit losses	19.8	9.0	5.3	5.4	(0.1)	120.0	NM
Non-interest income:
Payment services revenues	18.7	18.6	18.4	18.4	19.2	0.5	(2.6)
Mortgage banking revenues	1.7	1.7	1.7	1.5	2.0	—	(15.0)
Wealth management revenues	9.6	9.4	9.2	8.8	8.7	2.1	10.3
Service charges on deposit accounts	6.6	6.4	6.0	6.0	6.0	3.1	10.0
Other service charges, commissions, and fees	2.2	2.1	2.2	2.5	2.2	4.8	—
Total fee-based revenues	38.8	38.2	37.5	37.2	38.1	1.6	1.8
Investment securities gain	—	—	—	—	—	—	—
Other income	7.6	4.4	4.6	7.3	3.9	72.7	94.9
Total non-interest income	46.4	42.6	42.1	44.5	42.0	8.9	10.5
Non-interest expense:
Salaries and wages	70.9	66.3	65.2	64.0	65.4	6.9	8.4
Employee benefits	19.7	16.9	19.3	13.5	19.7	16.6	—
Occupancy and equipment	17.0	16.9	17.3	17.4	17.0	0.6	—
Other intangible amortization	3.6	3.7	3.7	3.9	3.9	(2.7)	(7.7)
Other expenses	48.2	51.1	52.7	67.0	54.6	(5.7)	(11.7)
Other real estate owned expense	—	2.0	2.0	0.2	0.5	(100.0)	(100.0)
Total non-interest expense	159.4	156.9	160.2	166.0	161.1	1.6	(1.1)
Income before income tax	72.7	78.4	76.7	80.9	94.7	(7.3)	(23.2)
Provision for income tax	17.2	18.4	18.3	19.4	22.0	(6.5)	(21.8)
Net income	$55.5	$60.0	$58.4	$61.5	$72.7	(7.5)%	(23.7)%

Weighted-average basic shares outstanding	102,971	102,937	102,844	103,629	103,822	—%	(0.8)%
Weighted-average diluted shares outstanding	103,234	103,093	103,040	103,651	103,826	0.1	(0.6)
Earnings per share - basic	$0.54	$0.58	$0.57	$0.59	$0.70	(6.9)	(22.9)
Earnings per share - diluted	0.54	0.58	0.57	0.59	0.70	(6.9)	(22.9)

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In millions, except % and per share data)	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	3Q24 vs 2Q24	3Q24 vs 3Q23
Assets:
Cash and due from banks	$438.9	$390.2	$315.8	$378.2	$371.5	12.5%	18.1%
Interest-bearing deposits in banks	259.6	568.2	319.1	199.7	219.5	(54.3)	18.3
Federal funds sold	0.1	0.1	0.1	0.1	2.1	—	(95.2)
Cash and cash equivalents	698.6	958.5	635.0	578.0	593.1	(27.1)	17.8
Investment securities, net	8,275.6	8,401.6	8,626.1	9,049.4	8,887.2	(1.5)	(6.9)
Investment in Federal Home Loan Bank and Federal Reserve Bank stock	155.5	182.3	178.4	223.2	189.5	(14.7)	(17.9)
Loans held for sale, at fair value	20.9	22.3	22.7	47.4	59.1	(6.3)	(64.6)
Loans held for investment	18,027.1	18,235.0	18,202.8	18,279.6	18,213.3	(1.1)	(1.0)
Allowance for credit losses	(225.4)	(232.8)	(227.7)	(227.7)	(226.7)	(3.2)	(0.6)
Net loans held for investment	17,801.7	18,002.2	17,975.1	18,051.9	17,986.6	(1.1)	(1.0)
Goodwill and intangible assets (excluding mortgage servicing rights)	1,199.3	1,202.9	1,206.6	1,210.3	1,214.1	(0.3)	(1.2)
Company owned life insurance	511.0	507.6	504.7	502.4	500.8	0.7	2.0
Premises and equipment	432.7	436.5	439.9	444.3	446.3	(0.9)	(3.0)
Other real estate owned	4.4	6.7	14.4	16.5	11.6	(34.3)	(62.1)
Mortgage servicing rights	26.3	27.0	27.6	28.3	29.1	(2.6)	(9.6)
Other assets	469.5	541.9	514.3	519.5	623.4	(13.4)	(24.7)
Total assets	$29,595.5	$30,289.5	$30,144.8	$30,671.2	$30,540.8	(2.3)%	(3.1)%

Liabilities and stockholders' equity:
Deposits	$22,864.1	$22,870.7	$22,810.0	$23,323.1	$23,679.5	—%	(3.4)%
Securities sold under repurchase agreements	557.2	741.8	794.2	782.7	889.5	(24.9)	(37.4)
Long-term debt	137.3	383.4	370.8	120.8	120.8	(64.2)	13.7
Other borrowed funds	2,080.0	2,430.0	2,342.0	2,603.0	2,067.0	(14.4)	0.6
Subordinated debentures held by subsidiary trusts	163.1	163.1	163.1	163.1	163.1	—	—
Other liabilities	428.0	475.2	455.0	451.0	535.4	(9.9)	(20.1)
Total liabilities	26,229.7	27,064.2	26,935.1	27,443.7	27,455.3	(3.1)	(4.5)
Stockholders' equity:
Common stock	2,457.4	2,453.9	2,450.7	2,448.9	2,484.9	0.1	(1.1)
Retained earnings	1,163.3	1,156.9	1,145.9	1,135.1	1,122.3	0.6	3.7
Accumulated other comprehensive loss	(254.9)	(385.5)	(386.9)	(356.5)	(521.7)	(33.9)	(51.1)
Total stockholders' equity	3,365.8	3,225.3	3,209.7	3,227.5	3,085.5	4.4	9.1
Total liabilities and stockholders' equity	$29,595.5	$30,289.5	$30,144.8	$30,671.2	$30,540.8	(2.3)%	(3.1)%

Common shares outstanding at period end	104,530	104,561	104,572	103,942	105,011	—%	(0.5)%
Book value per common share at period end	$32.20	$30.85	$30.69	$31.05	$29.38	4.4	9.6
Tangible book value per common share at period end**	20.73	19.34	19.16	19.41	17.82	7.2	16.3

**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of book value per common share (GAAP) at period end to tangible book value per common share (non-GAAP) at period end.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In millions, except %)	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	3Q24 vs 2Q24	3Q24 vs 3Q23

Loans held for investment:
Real Estate:
Commercial	$9,219.3	$9,054.5	$9,060.4	$8,869.2	$8,766.2	1.8%	5.2%
Construction	1,307.9	1,519.9	1,609.2	1,826.5	1,930.3	(13.9)	(32.2)
Residential	2,217.8	2,246.4	2,258.4	2,244.3	2,212.2	(1.3)	0.3
Agricultural	726.4	723.5	719.7	716.8	731.5	0.4	(0.7)
Total real estate	13,471.4	13,544.3	13,647.7	13,656.8	13,640.2	(0.5)	(1.2)
Consumer:
Indirect	742.2	733.7	739.9	740.9	751.7	1.2	(1.3)
Direct	136.9	139.0	136.7	141.6	142.3	(1.5)	(3.8)
Credit card	76.4	76.1	72.6	76.5	71.6	0.4	6.7
Total consumer	955.5	948.8	949.2	959.0	965.6	0.7	(1.0)
Commercial	2,919.7	3,052.9	2,922.2	2,906.8	2,925.1	(4.4)	(0.2)
Agricultural	689.8	698.2	696.0	769.4	690.5	(1.2)	(0.1)
Other	2.5	3.1	0.2	0.1	5.0	(19.4)	(50.0)
Deferred loan fees and costs	(11.8)	(12.3)	(12.5)	(12.5)	(13.1)	(4.1)	(9.9)
Loans held for investment	$18,027.1	$18,235.0	$18,202.8	$18,279.6	$18,213.3	(1.1)%	(1.0)%

Deposits:
Non-interest-bearing	$5,919.0	$6,174.0	$5,900.3	$6,029.6	$6,402.6	(4.1)%	(7.6)%
Interest-bearing:
Demand	6,261.4	6,122.3	6,103.6	6,507.8	6,317.9	2.3	(0.9)
Savings	7,805.5	7,733.6	7,872.2	7,775.8	7,796.3	0.9	0.1
Time, $250 and over	818.6	786.1	819.3	811.6	817.1	4.1	0.2
Time, other	2,059.6	2,054.7	2,114.6	2,198.3	2,345.6	0.2	(12.2)
Total interest-bearing	16,945.1	16,696.7	16,909.7	17,293.5	17,276.9	1.5	(1.9)
Total deposits	$22,864.1	$22,870.7	$22,810.0	$23,323.1	$23,679.5	—%	(3.4)%

Total core deposits (1)	$22,045.5	$22,084.6	$21,990.7	$22,511.5	$22,862.4	(0.2)%	(3.6)%

(1) Core deposits are defined as total deposits less time deposits, $250 thousand and over, and brokered deposits.
NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In millions, except %)	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	3Q24 vs 2Q24	3Q24 vs 3Q23

Allowance for Credit Losses:
Allowance for credit losses	$225.4	$232.8	$227.7	$227.7	$226.7	(3.2)%	(0.6)%
As a percentage of loans held for investment	1.25%	1.28%	1.25%	1.25%	1.24%
As a percentage of non-accrual loans	130.52	140.58	132.38	214.00	278.50

Net loan charge-offs during quarter	$27.4	$13.5	$8.4	$4.8	$1.1	103.0%	NM
Annualized as a percentage of average loans	0.60%	0.30%	0.18%	0.10%	0.02%

Non-Performing Assets:
Non-accrual loans	$172.7	$165.6	$172.0	$106.4	$81.4	4.3%	112.2%
Accruing loans past due 90 days or more	1.8	2.6	3.0	4.9	3.2	(30.8)	(43.8)
Total non-performing loans	174.5	168.2	175.0	111.3	84.6	3.7	106.3
Other real estate owned	4.4	6.7	14.4	16.5	11.6	(34.3)	(62.1)
Total non-performing assets	$178.9	$174.9	$189.4	$127.8	$96.2	2.3%	86.0%

Non-performing assets as a percentage of:
Loans held for investment and OREO	0.99%	0.96%	1.04%	0.70%	0.53%
Total assets	0.60	0.58	0.63	0.42	0.31

Non-accrual loans to loans held for investment	0.96	0.91	0.94	0.58	0.45

Accruing Loans 30-89 Days Past Due	$40.7	$46.4	$62.8	$67.3	$51.2	(12.3)%	(20.5)%

Criticized Loans:
Special Mention	$188.9	$162.7	$160.1	$210.5	$197.3	16.1%	(4.3)%
Substandard	365.9	409.3	405.8	457.1	414.6	(10.6)	(11.7)
Doubtful	48.5	46.0	64.1	20.7	21.0	5.4	131.0
Total	$603.3	$618.0	$630.0	$688.3	$632.9	(2.4)%	(4.7)%

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	At or for the Quarter ended:
	Sep 30, 2024		Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023
Annualized Financial Ratios (GAAP)
Return on average assets	0.74%		0.80%	0.77%	0.80%	0.94%
Return on average common stockholders' equity	6.68		7.55	7.28	7.77	9.20
Yield on average earning assets	4.83		4.80	4.74	4.69	4.63
Cost of average interest-bearing liabilities	2.41		2.39	2.39	2.24	2.09
Interest rate spread	2.42		2.41	2.35	2.45	2.54
Efficiency ratio	61.85		62.71	64.62	64.25	61.48
Loans held for investment to deposit ratio	78.84		79.73	79.80	78.38	76.92

Annualized Financial Ratios - Operating** (Non-GAAP)
Net FTE interest margin ratio	3.04%		3.00%	2.93%	3.01%	3.07%
Tangible book value per common share	$20.73		$19.34	$19.16	$19.41	$17.82
Tangible common stockholders' equity to tangible assets	7.63%		6.95%	6.92%	6.85%	6.38%
Return on average tangible common stockholders' equity	10.48		12.12	11.63	12.65	15.04

Consolidated Capital Ratios
Total risk-based capital to total risk-weighted assets	14.11%	*	13.80%	13.64%	13.28%	13.19%
Tier 1 risk-based capital to total risk-weighted assets	11.83	*	11.53	11.37	11.08	11.02
Tier 1 common capital to total risk-weighted assets	11.83	*	11.53	11.37	11.08	11.02
Leverage Ratio	8.57	*	8.44	8.28	8.22	8.22

*Preliminary estimate - may be subject to change. The regulatory capital ratios presented include the assumption of the transitional method as a result of legislation by the United States Congress to provide relief for the economy and financial institutions in the United States from the COVID‑19 pandemic. The referenced relief ends on December 31, 2024, which allows a total five-year phase-in of the impact of CECL on capital and relief over the next two years for the impact on the allowance for credit losses resulting from the COVID‑19 pandemic.
**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of net interest margin to net FTE interest margin, book value per common share to tangible book value per common share, return on average common stockholders’ equity (GAAP) to return on average tangible common stockholders’ equity, and tangible common stockholders’ equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
(In millions, except %)	Average Balance	Interest(2)	Average Rate	Average Balance	Interest(2)	Average Rate	Average Balance	Interest(2)	Average Rate
Interest-earning assets:
Loans (1)	$18,209.1	$260.3	5.69%	$18,253.9	$254.4	5.61%	$18,317.4	$251.5	5.45%
Investment securities
Taxable	8,209.7	60.7	2.94	8,311.6	62.3	3.01	8,877.6	66.0	2.95
Tax-exempt	185.3	0.9	1.93	187.8	0.8	1.71	190.4	0.9	1.88
Investment in FHLB and FRB stock	176.0	2.8	6.33	185.5	3.3	7.16	202.6	2.9	5.68
Interest-bearing deposits in banks	353.1	4.9	5.52	348.0	4.9	5.66	208.5	3.0	5.71
Federal funds sold	0.1	—	—	0.1	—	—	0.3	—	—
Total interest-earning assets	$27,133.3	$329.6	4.83%	$27,286.9	$325.7	4.80%	$27,796.8	$324.3	4.63%
Non-interest-earning assets	2,813.6			2,853.7			2,955.5
Total assets	$29,946.9			$30,140.6			$30,752.3
Interest-bearing liabilities:
Demand deposits	$6,143.9	$15.1	0.98%	$6,142.9	$13.9	0.91%	$6,361.5	$13.3	0.83%
Savings deposits	7,763.4	42.2	2.16	7,760.3	40.8	2.11	7,838.4	33.6	1.70
Time deposits	2,863.1	26.9	3.74	2,863.4	26.2	3.68	2,938.0	21.9	2.96
Repurchase agreements	643.9	1.4	0.86	775.5	1.9	0.99	895.2	1.7	0.75
Other borrowed funds	2,526.6	32.0	5.04	2,501.9	31.8	5.11	2,396.3	33.6	5.56
Long-term debt	147.2	1.6	4.32	377.2	4.4	4.69	120.8	1.5	4.93
Subordinated debentures held by subsidiary trusts	163.1	3.3	8.05	163.1	3.3	8.14	163.1	3.3	8.03
Total interest-bearing liabilities	$20,251.2	$122.5	2.41%	$20,584.3	$122.3	2.39%	$20,713.3	$108.9	2.09%
Non-interest-bearing deposits	5,927.2			5,868.7			6,401.2
Other non-interest-bearing liabilities	461.4			492.3			504.0
Stockholders’ equity	3,307.1			3,195.3			3,133.8
Total liabilities and stockholders’ equity	$29,946.9			$30,140.6			$30,752.3
Net FTE interest income (non-GAAP)(3)		$207.1			$203.4			$215.4
Less FTE adjustments (2)		(1.6)			(1.7)			(1.7)
Net interest income from consolidated statements of income		$205.5			$201.7			$213.7
Interest rate spread			2.42%			2.41%			2.54%
Net interest margin			3.01			2.97			3.05
Net FTE interest margin (non-GAAP)(3)			3.04			3.00			3.07
Cost of funds, including non-interest-bearing demand deposits (4)			1.86			1.86			1.59

(1) Average loan balances include loans held for sale and loans held for investment, net of deferred fees and costs, which include non-accrual loans. Interest income includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2) Management believes fully taxable equivalent, or FTE, interest income is useful to investors in evaluating the Company’s performance as a comparison of the returns between a tax-free investment and a taxable alternative. The Company adjusts interest income and average rates for tax exempt loans and securities to an FTE basis utilizing a 21.00% tax rate.

(3) Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation to GAAP measures.
(4) Calculated by dividing total annualized interest on interest-bearing liabilities by the sum of total interest-bearing liabilities plus non-interest-bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As of or For the Quarter Ended
(In millions, except % and per share data)		Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023
Total common stockholders' equity (GAAP)	(A)	$3,365.8	$3,225.3	$3,209.7	$3,227.5	$3,085.5
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,199.3	1,202.9	1,206.6	1,210.3	1,214.1
Tangible common stockholders' equity (Non-GAAP)	(B)	$2,166.5	$2,022.4	$2,003.1	$2,017.2	$1,871.4

Total assets (GAAP)		$29,595.5	$30,289.5	$30,144.8	$30,671.2	$30,540.8
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,199.3	1,202.9	1,206.6	1,210.3	1,214.1
Tangible assets (Non-GAAP)	(C)	$28,396.2	$29,086.6	$28,938.2	$29,460.9	$29,326.7

Average Balances:
Total common stockholders' equity (GAAP)	(D)	$3,307.1	$3,195.3	$3,228.4	$3,140.3	$3,133.8
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,201.0	1,204.6	1,208.4	1,212.1	1,216.0
Average tangible common stockholders' equity (Non-GAAP)	(E)	$2,106.1	$1,990.7	$2,020.0	$1,928.2	$1,917.8

Net interest income	(F)	$205.5	$201.7	$200.1	$207.8	$213.7
FTE interest income		1.6	1.7	1.7	1.7	1.7
Net FTE interest income (Non-GAAP)	(G)	207.1	203.4	201.8	209.5	215.4
Less purchase accounting accretion		4.4	5.1	6.5	5.4	5.2
Adjusted net FTE interest income (Non-GAAP)	(H)	$202.7	$198.3	$195.3	$204.1	$210.2

Average interest-earning assets	(I)	$27,133.3	$27,286.9	$27,699.6	$27,569.4	$27,796.8
Total quarterly average assets	(J)	29,946.9	30,140.6	30,525.2	30,507.7	30,752.3
Annualized net income available to common shareholders	(K)	220.8	241.3	234.9	244.0	288.4
Common shares outstanding	(L)	104,530	104,561	104,572	103,942	105,011

Return on average assets (GAAP)	(K) / (J)	0.74%	0.80%	0.77%	0.80%	0.94%
Return on average common stockholders' equity (GAAP)	(K) / (D)	6.68	7.55	7.28	7.77	9.20
Average common stockholders' equity to average assets (GAAP)	(D) / (J)	11.04	10.60	10.58	10.29	10.19
Book value per common share (GAAP)	(A) / (L)	$32.20	$30.85	$30.69	$31.05	$29.38
Tangible book value per common share (Non-GAAP)	(B) / (L)	20.73	19.34	19.16	19.41	17.82
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(B) / (C)	7.63%	6.95%	6.92%	6.85%	6.38%
Return on average tangible common stockholders' equity (Non-GAAP)	(K) / (E)	10.48	12.12	11.63	12.65	15.04
Net interest margin (GAAP)	(F*) / (I)	3.01	2.97	2.91	2.99	3.05
Net FTE interest margin (Non-GAAP)	(G*) / (I)	3.04	3.00	2.93	3.01	3.07
Adjusted FTE net interest margin (Non-GAAP)	(H*) / (I)	2.97	2.92	2.84	2.94	3.00

*Annualized